Exhibit 2.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE EXTENSION

 Dated as of March 31, 2023

Trailblazer Sponsor Group, LLC or its registered assigns or successors in interest (the “Payee”) and Trailblazer Merger Corporation I, a Delaware corporation (the “Maker”) mutually agree to extend the maturity of the Promissory Note dated May 17, 2022 (the “Promissory Note”) in the amended principal amount of Four Hundred Thousand Dollars ($400,000) to the earlier of the close of the Maker’s initial business combination or September 30, 2024. All other terms of the Promissory Note remain unchanged by the Promissory Note Extension.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as of the day and year first above written.

TRAILBLAZER MERGER CORPORATION I

By:	/s/ Arie Rabinowitz
	Name:	Arie Rabinowitz
	Title:	Chief Executive Officer

TRAILBLAZER SPONSOR GROUP, LLC

By:	/s/ Joseph Hammer
	Name:	Joseph Hammer
	Title:	Manager